Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-1 of Genprex, Inc. (the “Company”) of our report dated March 31, 2025 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the financial statements of the Company as of and for the years ended December 31, 2024 and 2023 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.  We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

November 26, 2025